Exhibit 12.1

SunTrust Banks, Inc.

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (In thousands)

	For the Year Ended December 31
	2009	2008		2007		2006		2005
Ratio 1 - including deposit interest

Earnings:
Income/(loss) before income taxes and extraordinary gain	($2,462,466)	$728,503		$2,249,529		$2,986,441		$2,866,395
Fixed charges	2,315,287	3,778,776		5,377,312		5,188,060		3,203,493

Total	($147,179)	$4,507,279		$7,626,841		$8,174,501		$6,069,888

Fixed charges:
Interest on deposits	$1,439,942	$2,377,473		$3,660,766		$3,464,700		$1,832,975
Interest on funds purchased and securities sold under agreements to repurchase	7,827	130,563		440,260		543,057		312,193
Interest on other short-term borrowings	14,678	55,102		121,011		74,326		83,087
Interest on trading liabilities	20,206	27,160		15,586		15,540		11,878
Interest on long-term debt	761,404	1,117,428		1,078,753		1,033,932		912,210
Portion of rents representative of the interest factor (1/3) of rental expense	71,230	71,050		60,936		56,505		51,150

Total fixed charges	2,315,287	3,778,776		5,377,312		5,188,060		3,203,493

Preferred stock dividend requirements	279,929	48,834		41,592		10,881		—

Fixed charges and preferred stock dividends	$2,595,216	$3,827,610		$5,418,904		$5,198,941		$3,203,493

Ratio of earnings to fixed charges	NM	1.19	x	1.42	x	1.58	x	1.89	x

Ratio of earnings to fixed charges and preferred stock dividends	NM	1.18	x	1.41	x	1.57	x	1.89	x

Ratio 2 - excluding deposit interest

Earnings:
Income/(loss) before income taxes and extraordinary gain	($2,462,466)	$728,503		$2,249,529		$2,986,441		$2,866,395
Fixed charges	875,345	1,401,303		1,716,546		1,723,360		1,370,518

Total	($1,587,121)	$2,129,806		$3,966,075		$4,709,801		$4,236,913

Fixed charges:
Interest on funds purchased and securities sold under agreements to repurchase	$7,827	$130,563		$440,260		$543,057		$312,193
Interest on other short-term borrowings	14,678	55,102		121,011		74,326		83,087
Interest on trading liabilities	20,206	27,160		15,586		15,540		11,878
Interest on long-term debt	761,404	1,117,428		1,078,753		1,033,932		912,210
Portion of rents representative of the interest factor (1/3) of rental expense	71,230	71,050		60,936		56,505		51,150

Total fixed charges	875,345	1,401,303		1,716,546		1,723,360		1,370,518

Preferred stock dividend requirements	279,929	48,834		41,592		10,881		—

Fixed charges and preferred stock dividends	$1,155,274	$1,450,137		$1,758,138		$1,734,241		$1,370,518

Ratio of earnings to fixed charges	NM	1.52	x	2.31	x	2.73	x	3.09	x

Ratio of earnings to fixed charges and preferred stock dividends	NM	1.47	x	2.26	x	2.72	x	3.09	x

NM-	not meaningful. For the twelve months ended December 31, 2009, earnings were inadequate to cover fixed charges by $2.5 billion. Earnings included a $751.2 million non-cash goodwill impairment charge in 2009 as well as elevated provision for credit losses.